Exhibit 10.1

FIRST AMENDMENT
TO THE 2022 EQUITY INCENTIVE PLAN
OF
REVIV3 PROCARE COMPANY

The Reviv3 Procare Company 2022 Equity Incentive Plan (the “Plan”), is hereby amended as follows, effective February 14, 2024:

1.	Section 1.3 of the Plan is hereby amended and restated in its entirety to provide as follows:

“The Company’s Board of Directors adopted the original Plan on March 21, 2022, subject to stockholder approval (the “Adoption Date”). This Plan shall be subject to stockholder approval and shall not become effective until approved by stockholders. The date of such stockholder approval shall be defined as the “Effective Date”. The Plan was amended to increase the maximum aggregate number of Shares available under the Plan by a First Amendment thereto, which was adopted by the Board on October 31, 2023, and became effective upon the approval of the stockholders thereof on October 31, 2023. Stockholder approval is to be obtained in accordance with the Company’s Certificate of Incorporation and Bylaws, each as amended, and Applicable Laws. Unless sooner terminated as provided elsewhere in this Plan, this Plan shall terminate upon the close of business on the day next preceding the tenth (10th) anniversary of the Adoption Date. Award Agreements outstanding on such date shall continue to have force and effect in accordance with the provisions thereof.”

2.	Section 2.6 of the Plan is hereby amended and restated in its entirety to provide as follows:

“Available Shares” means the sum of (i) 25,000,000 shares of Common Stock, and (ii) an annual increase on April 1st of each calendar year, beginning in 2022 and ending in 2031 (each a “Date of Determination”), in each case subject to the approval and determination of the Administrator on or prior to the applicable Date of Determination, equal to the lesser of (A) four percent (4%) of the total shares of Common Stock of the Company outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares as determined by the Administrator (the “Share Limit”). Notwithstanding the foregoing, shares added to the Available Shares by the Share Limit are available for issuance as Incentive Stock Options only to the extent that making such shares available for issuance as Incentive Stock Options would not cause any Incentive Stock Option to cease to qualify as such. In the event that the Administrator shall not take action to affirmatively approve an increase in the Share Limit on or prior to the applicable Date of Determination, the Share Limit and Available Shares, shall remain at such level as they were prior to such applicable Date of Determination. For clarity, the Available Shares is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan.”

3.	Section 2.15 of the Plan is hereby amended and restated in its entirety to provide as follows:

“Company” means AXIL Brands, Inc., a Delaware corporation.